EXHIBIT 4.1.2

AMENDMENT NO. 2

TO RIGHTS AGREEMENT

        This Amendment, dated as of February 10, 1995, is between Countrywide Credit Industries, Inc., a Delaware corporation (the “Company”) and The Bank of New York, a New York banking corporation (the “Successor Rights Agent”) , and amends the Rights Agreement, dated as of February 11, 1988, as amended on March 24, 1992 (the “Rights Agreement”), between the Company and Chemical Bank (the “Prior Rights Agent”).

RECITALS

A. The Company and the Prior Rights Agent entered into the Rights Agreement, under which the Prior Rights Agent served as Rights Agent.

        B. The Prior Rights Agent has resigned as Rights Agent; the Company has appointed the Successor Rights Agent to succeed the Prior Rights Agent as Rights Agent; the Successor Rights Agent has accepted appointment as successor Rights Agent; and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

        NOW, THEREFORE, the Company and the Successor Rights Agent agree as follows:

1. Prior Rights Agent

        Pursuant to Section 22 of the Rights Agreement, the Prior Rights Agent notified the Company of its resignation under the Rights Agreement, its resignation effective as of 12:00 a.m., New York time, on the date of this Agreement. The Company has accepted the resignation of the Prior Rights Agent as Rights Agent.

2. Appointment of Successor Rights Agent

        The Company hereby confirms its appointment of the Successor Rights Agent as successor Rights Agent under the Rights Agreement, effective as of 12:01 a.m., New York time, on the date of this Agreement and the Successor Rights Agent hereby confirms its acceptance of such appointment, subject to all the terms and condition, of the Rights Agreement as amended hereby.

3. Amendments to Rights Agreement

        The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment except as may otherwise be provided below:

        (a) From and after the time that the appointment of the Successor Rights Agent as successor Rights Agent is effective, all references in the Rights Agreement (including all exhibits thereto) to the Prior Rights Agent as Rights Agent shall be deemed to refer to the Successor Rights Agent as successor Rights Agent. From and after the effective date of this Amendment, all references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

        (b) Section 3 (b) of the Rights Agreement is amended as of the time of appointment of the Successor Rights Agent as successor Rights Agent by adding the following immediately after the legend appearing therein:

On February 10, 1995, The Bank of New York succeeded Chemical Bank as Rights Agent. The following legend may, in the alternative, be affixed:
This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Countrywide Credit Industries, Inc. and The Bank of New York (as successor Rights Agent), dated as of February 11, 1988, as amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of Countrywide Credit Industries, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may expire, or may be evidenced by separate certificates and will no longer be evidenced by this certificate. Countrywide Credit Industries, Inc. or The Bank of New York will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights issued to Acquiring Persons (as defined in the Rights Agreement) or certain related persons and any subsequent holder of such Rights may become null and void with respect to certain rights set forth in Sections 11(a)(ii) and Section 13(a) of the Rights Agreement.

        (c) Section 19 of the Rights Agreement is amended by adding the following sentence at the end of the first paragraph thereof: “The Company’s reimbursement and indemnification obligations described in this paragraph shall survive the termination of this Agreement.”

        (d) Section 22 of the Rights Agreement is amended by inserting the words “the Rights Agent or” before the words “the registered holder of any Rights Certificate” in the last clause of the fourth sentence of that section.

        (e) Section 26 of the Rights Agreement is amended by deleting the name and address of the Prior Rights Agent and substituting therefor the following:

The Bank of New York 101 Barclay Street New York, NY 10286 Attention: Equity Tender and Exchange Department

        (f) Section 32 of the Rights Agreement is amended by adding the following words at the end thereof: “provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York”.

4. Miscellaneous

        (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

        (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

        (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

COUNTRYWIDE CREDIT INDUSTRIES, INC. [SEAL]
ATTEST:

By:      /s/                                                  By:      /s/___________________
         ------------------------------------------                    ----------------------
         Gwen J. Eells                               Sandor E. Samuels
         Vice President                              Managing Director, Legal
                                                              General Counsel and Secretary
THE BANK OF NEW YORK, as Rights Agent [SEAL] ATTEST:

By:      /s/                                                  By:      /s/
         ------------------------------------------                    ------------------------------------------
         Josephine J. Bishop                                  John I. Aneski
         Assistant President                                  Vice President